UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)




                             Winn-Dixie Stores, Inc.
                  --------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   974280 10 9
                                 (CUSIP Number)








Check the following box if a fee is being paid with this statement ( ).

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  D.D.I., Inc. - TI# 59-2448386

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                47,873,468
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 41,916
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   47,873,468
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         41,916

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           47,915,384

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           31.8%

12.      TYPE OF REPORTING PERSON

                           CO

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    D.D.I, Inc.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  4310 Pablo Oaks Court, Jacksonville, FL 32224
         (c)      Citizenship:              Florida - United States
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned      47,915,384
         (b)      Percent of Class               31.8%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        47,873,468
                  (ii)  shared power to vote or to direct the vote
                        41,916
                  (iii) sole power to dispose or to direct the disposition of
                        47,873,468
                  (iv) shared power to dispose or to direct the disposition of 41,916

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person. See Item 7 below and Exhibit I hereto.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                 2/14/97
                                                        -----------------------
                                                                  Date
                                              D.D.I., Inc.

                                        By: /s/ H. J. Skelton
                                            ----------------------------------
                                                        Signature

                                           H. Jay Skelton, President
                                           -----------------------------------
                                                        Name/Title

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Davis Family Special Trust - TI# 59-7086289

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                54,101,659
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 41,916
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   54,101,659
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         41,916

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           54,143,575

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           36.0%

12.      TYPE OF REPORTING PERSON

                           OO

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    Davis Family Special Trust
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  11 Parkside Court, Atlanta, GA 30342
         (c)      Citizenship:              Georgia - United States
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned      54,143,575
         (b)      Percent of Class               36.0%

         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        54,101,659
                  (ii)  shared power to vote or to direct the vote
                        41,916
                  (iii) sole power to dispose or to direct the disposition of
                        54,101,659
                  (iv) shared power to dispose or to direct the disposition of 41,916

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                 2/14/97
                                                        -----------------------
                                                                  Date
                                           Davis Family Special Trust

                                        By: /s/ H. Jay Skelton
                                            -----------------------------------
                                                         Signature

                                           William M. Rich, Trustee
                                           ------------------------------------
                                                         Name/Title
                                       By: H. Jay Skelton, Attorney-in-Fact

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  William M. Rich

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                54,101,659
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 41,916
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   54,101,659
WITH
                           8.       SHARED DISPOSITIVE POWER
                                         41,916

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           54,143,575

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           36.0%

12.      TYPE OF REPORTING PERSON

                           IN

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    William M. Rich
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  11 Parkside Court, Atlanta, GA 30342
         (c)      Citizenship:              Georgia - United States
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)ii)(G) Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned      54,143,575

         (b)      Percent of Class              36.0%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        54,101,659
                  (ii)  shared power to vote or to direct the vote
                        41,916
                  (iii) sole power to dispose or to direct the  disposition of
                        54,101,659
                  (iv) shared power to dispose or to direct the disposition of 41,916

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                 2/14/97
                                                        -----------------------
                                                                  Date


                                        By: /s/ H. Jay Skelton
                                            -----------------------------------
                                                           Signature

                                            William M. Rich
                                            -----------------------------------
                                                           Name/Title
                                        By: H. Jay Skelton, Attorney-in-Fact

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SIVAD Investors, L.L.C. - TI# 76-0485018

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                35,132,800
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 -0-
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   35,132,800
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         -0-

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           35,132,800

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           23.3%

12.      TYPE OF REPORTING PERSON

                           OO

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    SIVAD Investors, L.L.C.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  910 Louisiana, Suite 3431, Houston, TX 77002
         (c)      Citizenship:              Texas - United States
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned      35,132,800

         (b)      Percent of Class               23.3%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        35,132,800
                  (ii)  shared power to vote or to direct the vote
                        -0-
                  (iii) sole power to dispose or to direct the disposition of
                        35,132,800
                  (iv) shared power to dispose or to direct the disposition of -0-

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                 2/14/97
                                                        -----------------------
                                                                  Date
                                            SIVAD Investors, L.L.C.

                                        By: /s/ H. J. Skelton
                                            -----------------------------------
                                                        Signature

                                           H. J. Skelton, President
                                           ------------------------------------
                                                        Name/Title

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DAVFAM, Ltd. - TI# 76-0485021

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                35,132,800
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 -0-
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   35,132,800
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         -0-

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           35,132,800

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           23.3%

12.      TYPE OF REPORTING PERSON


                           PN

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    DAVFAM, Ltd.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  910 Louisiana, Suite 3431, Houston, TX 77002
         (c)      Citizenship:              Texas - United States
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned      35,132,800

         (b)      Percent of Class               23.3%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        35,132,800
                  (ii)  shared power to vote or to direct the vote
                        -0-
                  (iii) sole power to dispose or to direct the disposition of
                        35,132,800
                  (iv) shared power to dispose or to direct the disposition of -0-

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                 2/14/97
                                                        -----------------------
                                                                  Date
                                            DAVFAM, Ltd.

                                        By: /s/ H. J. Skelton
                                            -----------------------------------
                                                          Signature

                                        By: SIVAD Investors, L.L.C.
                                            General Partner
                                            H. J. Skelton, President
                                            -----------------------------------
                                                          Name/Title

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SIVAD Investors II, L.L.C. - TI# 76-0519076

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                9,257,959
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 -0-
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   9,257,959
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         -0-

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           9,257,959

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           6.2%

12.      TYPE OF REPORTING PERSON


                           OO

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    SIVAD Investors II, L.L.C.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  910 Louisiana, Suite 3431, Houston, TX 77002
         (c)      Citizenship:              Texas - United States
         (d)      Title of Class of Securities:    COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned      9,257,959

         (b)      Percent of Class          6.2%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        9,257,959
                  (ii)  shared power to vote or to direct the vote
                        -0-
                  (iii) sole power to dispose or to direct the disposition of
                        9,257,959
                  (iv) shared power to dispose or to direct the disposition of -0-

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                 2/14/97
                                                        -----------------------
                                                                  Date
                                            SIVAD Investors II, L.L.C.

                                        By: /s/ H. J.Skelton
                                            -----------------------------------
                                                          Signature


                                            H. J. Skelton, President
                                            -----------------------------------
                                                          Name/Title

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DAVFAM II, Ltd. - TI# 76-0519077

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                9,257,959
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 -0-
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   9,257,959
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         -0-

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           9,257,959

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           6.2%

12.      TYPE OF REPORTING PERSON


                           PN

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    DAVFAM II, Ltd.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  910 Louisiana, Suite 3431, Houston, TX 77002
         (c)      Citizenship:              Texas - United States
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned      9,257,959

         (b)      Percent of Class               6.2%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        9,257,959
                  (ii)  shared power to vote or to direct the vote
                        -0-
                  (iii) sole power to dispose or to direct the disposition of
                        9,257,959
                  (iv) shared power to dispose or to direct the disposition of -0-

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                 2/14/97
                                                        -----------------------
                                                                  Date
                                            DAVFAM II, Ltd.

                                        By: /s/ H. J. Skelton
                                            -----------------------------------
                                                          Signature

                                        By: SIVAD Investors II, L.L.C.
                                            General Partner
                                            H. J. Skelton, President
                                            -----------------------------------
                                                          Name/Title

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  T. Wayne Davis - SS# ###-##-####

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                692,910
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 50,628,456
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   692,910
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         50,628,456

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           51,321,366

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           34.1%

12.      TYPE OF REPORTING PERSON

                           IN

Item 1.
         (a)      Name of Issuer:  WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    T. Wayne Davis
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  1910 San Marco Blvd., Jacksonville, FL 32207
         (c)      Citizenship:              Florida - United States
         (d)      Title of Class of Securities:   COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned      51,321,366
         (b)      Percent of Class               34.1%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        692,910
                  (ii)  shared power to vote or to direct the vote
                        50,628,456

                  (iii) sole power to dispose or to direct the disposition of
                        692,910

                  (iv) shared power to dispose or to direct the disposition of 50,628,456

Item 5:  Ownership of Five Percent or Less of a Class.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company.
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                 2/14/97
                                                        -----------------------
                                                                  Date

                                                 /s/ H. Jay Skelton
                                                 ------------------------------
                                                            Signature

                                                 T. Wayne Davis, Director
                                                 ------------------------------
                                             By: H. Jay Skelton,Attorney-in-Fact
                                                            Name/Title

 1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  A. Dano Davis - SS# ###-##-####

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                1,577,284
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 50,274,755
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   1,577,284
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         50,274,755

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           51,852,039

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           34.4%

12.      TYPE OF REPORTING PERSON

                           IN

Item 1.
         (a)      Name of Issuer:  WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699
Item 2.
         (a)      Name of Person Filing:    A. Dano Davis
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699
         (c)      Citizenship:              Florida - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned      51,852,039
         (b)      Percent of Class               34.4%

         (c)      Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote
                        1,577,284
                  (ii)  shared power to vote or to direct the vote
                        50,274,755
                  (iii) sole power to dispose or to direct the disposition of
                        1,577,284
                  (iv) shared power to dispose or to direct the disposition of 50,274,755

Item 5. Ownership of Five Percent or Less of a Class.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company.
         N/A

Item 8. Identification and Classification of Members of th Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                 2/14/97
                                                        -----------------------
                                                                  Date


                                               /s/ H. Jay Skelton
                                               --------------------------------
                                                           Signature

                                              A. Dano Davis, Director
                                              ---------------------------------
                                         By:  H. Jay Skelton, Attorney-in-Fact
                                                           Name/Title

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Robert D. Davis - SS# ###-##-####

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                437,090
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 49,132,922
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   437,090
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         49,132,922

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           49,570,012

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           32.9%

12.      TYPE OF REPORTING PERSON

                           IN

Item 1.
         (a)      Name of Issuer:  WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    Robert D. Davis
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  4310 Pablo Oaks Court, Jacksonville, FL 32224
         (c)      Citizenship:              Florida - United States
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned      49,570,012

         (b)      Percent of Class               32.9%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        437,090
                  (ii)  shared power to vote or to direct the vote
                        49,132,922
                  (iii) sole power to dispose or to direct the disposition of
                        437,090
                  (iv) shared power to dispose or to direct the disposition of 49,132,922

Item 5:  Ownership of Five Percent or Less of a Class.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company.
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                 2/14/97
                                                        -----------------------
                                                                  Date

                                             /s/ H. Jay Skelton
                                             ----------------------------------
                                                          Signature

                                            Robert D. Davis, Director
                                            -----------------------------------
                                        By: H. Jay Skelton, Attorney-in-Fact
                                                          Name/Title

 1.       NAME OF REPORTING PERSON/S.S.
          or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Charles P. Stephens - SS# ###-##-####

 2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                            (a)( X )
                                            (b)(   )
 3.       SEC USE ONLY


 4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia - United States

                           5.      SOLE VOTING POWER
NUMBER OF                                237,216
SHARES
BENEFICIALLY               6.      SHARED VOTING POWER
OWNED BY                                 50,936,212
EACH
REPORTING                  7.      SOLE DISPOSITIVE POWER
PERSON                                   237,216
WITH
                           8.      SHARED DISPOSITIVE POWER
                                         50,936,212

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           51,173,428

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES.
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           34.0%

12.      TYPE OF REPORTING PERSON

                           IN

Item 1.
         (a)      Name of Issuer:  WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:    Charles P. Stephens
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  P. O. Box 2100, Peachtree City, GA 30269
         (c)      Citizenship:              Georgia - United States
         (d)      Title of Class of Securities:  COMMON STOCK
         (e)      CUSIP Number:             974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c) ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h) ___Group, in accordance with ss.240.13d-1(b)(ii)(G) Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1996. The reporting person has the right to acquire additional Shares as such right is defined in Rule 13(d)(1). such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned      51,173,428

         (b)      Percent of Class               34.0%

         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        237,216
                  (ii)  shared power to vote or to direct the vote
                        50,936,212
                  (iii) sole power to dispose or to direct the disposition of
                        237,216

                  (iv) shared power to dispose or to direct the disposition of 50,936,212

Item 5. Ownership of Five Percent or Less of a Class.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding Company.
         N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group.
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                                 2/14/97
                                                        -----------------------
                                                                  Date

                                             /s/ H. Jay Skelton
                                             ----------------------------------
                                                         Signature

                                             Charles P. Stephens, Director
                                             ----------------------------------
                                         By: H. Jay Skelton, Attorney-in-Fact
                                                         Name/Title


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(A)        A trust,  formed on December 27, 1996, to which certain  shareholders of the issuer and DDI and all shareholders of Estuary Corporation ("Estuary"), ADSONS, Inc. ("ADSONS") and Spanish Grant Estates, Inc. ("collectively, the "Grantors") contributed their shares of such corporations' stock in exchange for separate shares of beneficial interest in the trust. As a result of such contributions of securities by the Grantors, the trust has beneficial interest in 35.9% of the issuer's common stock. Such shares were held directly or by affiliated limited partnerships and corporations on December 31, 1996. On January 2, 1997, the trust was terminated and the following shares of the issuer's common stock, which were held directly by the trust, were distributed to Grantors for which the following reporting persons have sole or shared voting and dispositive powers.

                                                         Voting and
                                                    Dispositive Powers
                                   Reporting     ---------         ----------
                                    Person         Sole               Shared
                                  ----------     ---------         ----------
                                     TWD            524,439           230,578
                                     DANO         1,108,491         1,090,104
                                     RDD            209,148
                                     CPS                            1,065,924
                                     DDI          1,645,400 (*)
                                                  ---------         ----------

                                                  3,487,478         2,386,606
                                                  =========         =========

           (*)  Also shared by TWD, DANO, RDD and CPS.

(B) Limited partnership of which SIVAD Investors, LLC, a Limited Liability Corporation owned 99% by DDI and 1% by Estuary, is a 1% general partner and DDI, Estuary, ADSONS and FND, Ltd. are 84.46%, 8.53%, 2.85% and 3.16% limited partners, respectively.

(C) Limited partnership of which SIVAD Investors II, LLC, a Limited Liability Corporation owned 99% by DDI and 1% by Estuary, is a 1% general partner and DDI, Estuary and ADSONS are 77.68%, 10.07%, and 11.25% limited partners, respectively.

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(D)        A  corporation,  the common stock of which was held 89.93% by WMR, as sole trustee of the DFS Trust, and 10.07% by other Davis family entities at December 31, 1996. On January 2, 1997, the termination date of the DFS Trust, such common stock was returned to the Grantors. RDD, DANO, TWD and CPS are directors of such corporation and have shared voting and dispositive powers for the shares held by the corporation as well as shares held by DAVFAM and DAVFAM II.

(E) Limited partnership of which ADD Trust, which is included in the estate of A . Darius Davis, is a 1% general and 79.23% limited partner. RDD is one of the beneficiaries of the estate and RDD has authority to replace the trustee of the ADD Trust. RODA Trust, a revocable trust of which RDD is sole trustee and beneficiary, is a 7.66% limited partner and a corporation of which RODA Trust is a 50% shareholder is a 1.98% general partner.

(F) A corporation which holds 100,000 shares of the issuer's common stock and is 41.92% owned by Davis entities.

(G)        Private charitable foundation of which RDD is a director and officer.

(H) Trusts of which RDD is sole trustee and RDD and his children are beneficiaries, and his wife individually.

(I) Trusts FBO grandchildren of RDD of which a non-family party is trustee.

(J) Irrevocable trusts of which DANO's sister is the trustee and her children are beneficiaries.

(K) Private charitable foundation of which DANO, his wife, his sister and his mother are directors and he is an officer.

(L)        Revocable trust of which DANO is sole trustee and beneficiary.

(M) Trusts of which DANO is sole trustee or co-trustee with his sister, and his mother, his sister and her children are the beneficiaries.

(N) Private charitable foundation of which DANO, TWD, RDD and CPS are directors and RDD is an officer.

(O) Irrevocable trust of which MAD's daughter and a non-family party are co-trustees and MAD's widow is the beneficiary.

(P) Irrevocable trusts of which CPS is co-trustee with his wife and his wife and children are beneficiaries, CPS and CPS' wife, individually, and his wife as custodian for his children.

(Q) TWD, individually, and a revocable trust of which TWD is sole trustee and beneficiary.

(R)        TWD's wife and TWD, as custodian for his children or grandchildren.

(S) Revocable trust of which TWD and his mother are co-trustees and his mother is the beneficiary, and TWD's sister, individually.

(T)        Private charitable foundation of which TWD is a director.

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